                                 EXHIBIT 11.1

                          MILLER EXPLORATION COMPANY
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                                YEAR ENDED DECEMBER 31,    NINE MONTHS ENDED
                                                         1996             SEPTEMBER 30, 1997
                                                -----------------------  ---------------------
                                                HISTORICAL   PRO FORMA   HISTORICAL  PRO FORMA
                                                -----------  ----------  ----------  ---------
PRIMARY INCOME PER SHARE
(in thousands, except per share data)
Net Income                                      $   628      $    9,053  $  338      $   5,736
Shares
 Weighted average shares outstanding
   Combined Assets and Offering                                  12,430                 12,430
                                                              =========              =========
Primary income per share                                     $     0.73              $    0.46
                                                              =========              =========
FULLY DILUTED INCOME PER SHARE
(in thousands, except per share data)
Net income                                      $   628      $    9,053  $  338      $   5,736
Shares
 Weighted average shares outstanding
   Combined Assets and Offering                                  12,430                 12,430
                                                              =========              =========
Fully diluted income per share                               $     0.73             $     0.46
                                                              =========              =========
                                                YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED
                                                       1996                 SEPTEMBER 30, 1997
                                                -----------------------     ------------------
CALCULATION OF PRO FORMA
PRIMARY AND FULLY DILUTED
NET INCOME PER COMMON SHARE
(in thousands, except per share data)

Pro Forma Net Income Attributable
   to Common Shares                                          $    9,053             $    5,736
Pro Forma Weighted Average Shares                                12,430                 12,430
                                                              ---------              ---------
Pro Forma Income per Common Share                            $     0.73             $     0.46
                                                              =========              =========
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CALCULATION OF ACTUAL
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)


Beginning Balance                                    ---         ---
  Combined Assets and Offering                    12,430      12,430
                                                  ------      ------
Ending Weighted Average Balance                   12,430      12,430
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